Exhibit 4.16

Execution Copy

DATED THIS 17th DAY OF March 2016

Between

KENON HOLDlNGS LTD.

(Registration Number: 201406588W)

as Chargor

and

ISRAEL CORPORATION LTD.

(Company Registration Number: 520028010)

as Lender

SECURITY OVER SHARES AGREEMENT

WONGPARTNERSHIP LLP

12 Marina Boulevard Level 28

Marina Bay Financial Centre Tower 3

Singapore 018982

Tel: +65 6416 8000

Fax: +65 6532 5711 /+ 65 6532 5722

Email: contactus@wongpartnership.com

Website: http ://www.wongpartnership.com

2

Share Charge (IC Power Singapore) (Exe)

THIS SECURITY OVER SHARES AGREEMENT (this “Deed”) is made on 17 March 2016

BETWEEN:

(1)	KENON HOLDINGS LTD. (Company Registration Number: 201406588W), a company incorporated in Singapore and having its registered office at 80 Raffles Place, #26-01, UOB Plaza, Singapore 048624 (the “Chargor”); and

(2)	ISRAEL CORPORATION LTD. (Company Registration Number: 520028010), a company incorporated in the State of lsrael and having its registered office at Millennium Tower, 23 Aranha Street, P.O.B 20456, Tel Aviv, 61204, lsrael (the “Lender”),

(collectively, the “Parties” and each, a “Party”)

WHEREAS:

(A)	The Chargor has requested the Lender to provide and the Lender has provided the Chargor with a loan facility in an aggregate amount up to US$200,000,000, on the terms and subject to the conditions set out in the loan agreement dated 7 January 2015, as amended, (the “Loan Agreement”) entered into between the Chargor and the Lender.

(B)	ln connection with the Loan Agreement, the Chargor entered into the Pledge Agreements (hereinafter defined) in respect of an aggregate of 6,600,066 shares in l.C. Power Ltd., a company incorporated in the State of lsrael with company registration number 51-437498-2 (“IC Power”).

(C)	As at the date of this Deed, the Chargor is the legal and beneficial owner of the entire issued and paid-up capital of the Company.

(D)	ln connection with a Supplement No. 1 dated 17 March 2016 to the Loan Agreement:

(a)	the Chargor is required to execute this Deed; and

(b)	the shares subject to the Pledge Agreements (hereinafter defined) are to be released from the Pledge Agreements and transferred to the Company, which would enter into a substitute pledge agreement,

both as continuing security for the full and punctual payment of the Secured Obligations (hereinafter defined).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions and Constructions

ln this Deed, unless a contrary indication appears and except where defined below, capitalised terms used in the Loan Agreement shall have the same meanings and construction and, in addition:

“Acts” means the Companies Act and the Property Act.

“Cash Dividends” means, in relation to any Share, all present and future Dividends received or receivable in the form of cash in respect of that Share.

Share Charge (IC Power Singapore) (Exe)

“Charged Assets” means the Shares, the Related Rights, and to the extent not included in the foregoing, any and all proceeds, products and benefits deriving from such Charged Assets, including, without limitation, those received upon the sale or other disposition of such Charged Assets and any property into which such Charged Assets are converted, whether cash or non-cash.

“Charges” means the security created or expressed to be created over the Charged Assets by or pursuant to this Deed.

“Company” means IC Power Pte. Ltd. (Company Registration Number: 201511865D), a company incorporated in Singapore and having its registered office at 80 Raffles Place, #26-01, UOB Plaza, Singapore 048624.

“Companies Act” means the Companies Act (Chapter 50 of Singapore).

“Delegate” means a delegate or sub-delegate appointed under Clause 9.2 (Delegation).

“Dividends” means, in relation to any Share, all present and future:

(a)	dividends and distributions of any kind and any other sum received or receivable in respect of that Share;

(b)	rights, benefits, proceeds, shares, money or other assets accruing or offered by way of redemption, bonus, preference, option, substitution, conversion or otherwise in respect of that Share;

(c)	allotments, offers and rights accruing or offered in respect of that Share; and

(d)	other rights and assets attaching to, deriving from or exercisable by virtue of the ownership of, that Share.

“Finance Document” means the Loan Agreement and this Deed.

“IC Power” shall have the meaning ascribed to it in Recital (B).

“IPO” means, in respect of the Company, an initial public offering of its ordinary shares and listing on the New York Stock Exchange.

“Loan Agreement” shall have the meaning ascribed to it in Recital (A).

“Pledge Agreements” means:

(a)	the pledge agreement dated 7 January 2015 made between the Chargor and the Lender;

(b)	the pledge agreement dated 29 January 2015 made between the Chargor and the Lender;

(c)	the pledge agreement dated 4 May 2015 made between the Chargor and the Lender; and

(d)	the pledge agreement dated 7 October 2015 made between the Chargor and the Lender, pursuant to which shares in IC Power were charged in favour of the Lender.

Share Charge (IC Power Singapore) (Exe)

“Propertv Act” means the Conveyancing and Law of Property Act (Chapter 61 of Singapore).

“Receiver” means a receiver and manager or other receiver appointed in respect of the Charged Assets.

“Related Rights” means any asset or right distributable, accruing, offered, issued or deriving at any time in connection with the Shares including but not limited to all Dividends, interest and other monies payable in respect of the Shares and all other rights, benefits and proceeds in respect of or derived from the Shares (whether by way of redemption, bonus, preference, option, substitution, conversion or otherwise).

“Secured Obligations” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) owing or incurred by the Chargor to the Lender under or in connection with the Finance Documents, together with all reasonable costs and expenses (including reasonable legal fees) incurred by the Lender or payable in accordance with this Deed.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Shares” means 369,145 shares in the share capital of the Company legally and beneficially owned by the Chargor, representing 66% of the issued share capital of the Company, as described in Schedule 2 (Shares).

1.2	Third Party Rights

(a)	Save for any Receiver, any Delegate or any attorney or nominee of the Lender or any Receiver and any person appointed by any of them under this Deed and unless expressly provided to the contrary in this Deed, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act (Chapter 53B of Singapore), to enforce or to enjoy the benefit of any term of this Deed.

(b)	Notwithstanding any term of this Deed, the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of this Deed.

2.	SECURITY

2.1	Charge

The Chargor, as absolute, legal and beneficial owner of the Shares, and as a continuing security for the full and punctual payment and performance of all Secured Obligations, charges and agrees to charge in favour of the Lender by way of first fixed charge, and assigns and agrees to assign absolutely to the Lender, free from all Security, the Charged Assets.

2.2	Share Certificates etc.

(a)	The Chargor shall on the date of this Deed deliver to the Lender, or as it directs, all certificates representing such Shares and transfers of such Shares executed in blank and shall promptly deliver to the Lender, or as it directs, any other documents relating to such Shares which the Lender requires.

Share Charge (IC Power Singapore) (Exe)

(b)	The Chargor will at the request of the Lender made after an Event of Default while it is continuing, procure the registration of the transfer forms specified in paragraph (a) above in the books of the Company and the entry of the Lender and/or its nominee in the register of members in the Company as the holder of the Shares.

2.3	Release of Share Certificates

(a)	If, in connection with the IPO, the Chargor is required to deliver any share certificate representing any Shares to any depository or stock exchange or any of their agents or nominees, the Lender shall deliver such certificates then in its possession to the Chargor or as it may direct.

(b)	If, in connection with any sub-division of the Shares, the Chargor is required to cancel existing share certificates representing any Shares in lieu of fresh share certificates being issued, the Lender shall deliver such certificates then in its possession to the Chargor or as it may direct, [provided that against delivery of such certificates the Chargor delivers to the Lender all new certificates representing such Shares to the Lender or as it directs.

3.	RESTRICTIONS AND FURTHER ASSURANCE

3.1	Security

The Chargor undertakes to the Lender until the release of the Charges in accordance with the terms hereof, not to create, or permit the creation of Security, in any manner, over the Charged Assets without the prior written consent of the Lender.

3.2	Disposal

The Chargor undertakes to the Lender until the release of the Charges in accordance with the terms hereof, not to sell, lease, license, sub-license, assign, transfer or otherwise dispose of any of the Charged Assets and not to grant any right therein without the prior written consent of the Lender, except as expressly permitted by Section 7.5.2 of the Loan Agreement and pursuant to its terms.

3.3	Calls, etc.

The Chargor shall, duly and promptly pay all calls, subscription moneys and/or other moneys payable on or in respect of the Charged Assets. lf the Chargor does not do so, the Lender may do so and, if the Lender does so, the Chargor shall promptly indemnify the Lender against such payment together with interest thereon for the period beginning on the date of such payment and ending on the date on which the Lender has been indemnified in full by the Chargor calculated at the rate of 3% per annum.

3.4	Further Assurance

The Chargor shall at its own cost and expense, upon demand, execute any document or do any act or thing which in the reasonable determination of the Lender is necessary:

(a)	at any time during the continuance of this Deed, to perfect or protect the Charges or the priority of the Charges;

(b)	to preserve or protect any of the rights of the Lender under this Deed; or

Share Charge (IC Power Singapore) (Exe)

(c)	to facilitate the realisation of the Charged Assets or the exercise of any rights vested in the Lender or any Receiver in accordance with the provisions of this Deed,

including executing an authorisation letter in the form agreed between the Chargor and the Lender authorizing the Chargor’s legal counsel to file the Statement Containing Particulars of Charge with the Accounting and Corporate Regulatory Authority of Singapore and executing any transfer, conveyance, charge, assignment or assurance of the Charged Assets (whether to the Lender or its nominees or otherwise), making any registration and giving any notice, order or direction.

4.	CHARGED ASSETS

4.1	Voting

(a)	Prior to the occurrence of an Event of Default and the Lender notifying the Chargor that the Lender intends to exercise any rights conferred on the Lender hereunder, the Chargor shall be entitled to exercise or direct the exercise of the voting and other rights in respect of any of the Charged Assets provided that, except as expressly permitted under the Loan Agreement, the Chargor shall not exercise any voting or other rights nor shall it take any other action and will oppose any action with respect to the Charged Assets, including such action which will or may result in:

(i)	(save for the purpose of the IPO) any issuance of any shares, securities, or rights in connection with the share capital of the Company, or any direct or indirect dilution of the equity interest of the Chargor in the Company, or its economic, voting, or other interests in the Company (other than to the Chargor, and provided that all of the Chargor’s rights in respect of such shares or other securities shall be subject to the Security created hereunder in favour of the Lender in accordance with the provisions of this Deed);

(ii)	any merger, demerger, consolidation, reorganization, restructuring or any similar transaction, of the Company;

(iii)	the liquidation, winding-up, or dissolution of the Company, or any procedures related thereto;

(iv)	(save for in respect of a sub-division of the Shares or in connection with the consummation of the IPO) any of the Company’s shares being repurchased, cancelled, exchanged, replaced, substituted, split, divided, consolidated or converted; or

(v)	any occurrence or event with similar consequences or results, or otherwise any harm, damage, prejudice, or adverse effect to the rights of the Lender under this Deed, the ability of the Lender to exercise such rights, or to the validity or enforceability of this Deed or the Security created hereunder.

4.2	Upon the occurrence of an Event of Default and after the Lender has notified the Chargor that it intends to exercise any rights conferred on the Lender hereunder and to the extent permitted by applicable law, the Lender may, without being under any obligations so to do and without prejudice to the provisions of Clause 4.1 exercise or cause to be exercised at the Lender’s discretion in the Chargor’s name or otherwise at any time whether before or after the power of sale herein has arisen (and without the Chargor’s further consent or authority), in respect of any of the Charged Assets hereby charged, the voting rights as if the Lender was

Share Charge (IC Power Singapore) (Exe)

the registered holder and beneficial owner thereof including the power to attend or speak at any general meeting of the company of any of the shares comprised in the Charged Assets from time to time and (where applicable) to appoint a proxy therefor and to exercise all other powers and rights of any nature whatsoever of a shareholder of the Company under its articles of association or at law, and such rights may not be exercised by the Chargor, if the Lender provided the Chargor a notice to that effect.

4.3	Dividends

(a)	Prior to the occurrence of an Event of Default and the Lender having notified the Chargor that it intends to exercise any rights conferred on the Lender hereunder, the Chargor shall be entitled to receive any Cash Dividend.

(b)	Upon the occurrence of an Event of Default and the Lender having notified the Chargor that it intends to exercise any rights conferred on the Lender hereunder, and until the full and final repayment of the Secured Obligations, the Chargor shall hold any Dividend received by it on trust for the Lender and pay the same immediately to:

(i)	any bailee, trustee or receiver of the Lender as may be instructed by the Lender in its sole discretion; or

(ii)	the Lender towards the payment of the Secured Obligations.

The Lender shall be entitled to apply the same as it sees fit towards the payment of the Secured Obligations.

5.	GENERAL UNDERTAKINGS

5.1	The Chargor undertakes to the Lender until the release of the Charges in accordance with the terms hereof, except as expressly permitted herein.

(a)	not to enter into any conflicting obligation affecting the Charged Assets or any part thereof, or create or permit to arise any overriding interest whatsoever without the prior written consent of the Lender;

(b)	to defend the Charged Assets against, and to take, at its expense, any action necessary to remove any Security (other than Security created by or pursuant to the Loan Agreement) over any of the Charged Assets, and to defend the rights and interest of the Lender in and to the Charged Assets against the claims of any other persons;

(c)	to maintain all Security created or purported to be created hereunder in connection with the Charged Assets and to effect all registrations (including making filings with the Accounting and Corporate Regulatory Authority of Singapore) relating thereto in accordance with the terms hereof;

(d)	upon first demand of the Lender, to promptly do any acts and execute and deliver to the Lender any document that the Lender reasonably requires from time to time for the protection of the Charges or the Charged Assets;

(e)	to be liable towards the Lender for any defect in the title to the Charged Assets and to bear the responsibility for the authenticity and correctness of all the signatures, endorsements and particulars of any bills, documents, instruments and securities which have been or may be delivered to the Lender by the Chargor in connection with this Deed;

Share Charge (IC Power Singapore) (Exe)

(f)	to comply with the provisions of all applicable laws relating to the Charged Assets or their use;

(g)	to pay when due all taxes levied against or with respect to the Charged Assets and/or the income accruing thereon under any applicable law and to furnish the Lender, at its request, with all the receipts for such payments, provided that the Chargor shall be entitled to exercise its legal rights to appeal the levy of such taxes and/or defer payment thereof;

(h)	not to institute any proceedings whatsoever in respect of the Secured Obligations or with respect to the Charged Assets which could have an adverse effect on the ability of the Lender to realize the Charged Assets or any part thereof without the prior written consent of the Lender;

(i)	not to become a party to any arrangement relating to the Charged Assets that could reasonably likely adversely affect the Charged Assets, the Chargor’s ability to perform its obligations hereunder, or the rights and remedies of the Lender in relation to the Charged Assets, including any shareholder agreement or voting agreement, without the prior written consent of the Lender;

(j)	except as expressly consented by the Lender in advance in writing or for the purpose of an lPO, not to amend, terminate or breach, or otherwise cause the amendment, termination or breach of any provision of any contract, organizational documents of the Company, or any other instrument, (i) that is related in any way to the Charged Assets or the rights of the Chargor which are charged under this Deed, or (ii) in any manner which could reasonably be expected to adversely affect the rights or remedies of the Lender under this Deed or contravene the obligations of the Chargor hereunder; and

(k)	obtain, maintain in full force and effect and comply with the terms of, and supply certified copies to the Lender of, any authorisations, approvals, permits, licenses and consents required at the relevant time under any law or contract to enable it to perform and comply with its obligations hereunder, or for the validity, legality, perfection or enforceability of the Charges.

5.2	The Chargor undertakes to notify the Lender forthwith upon it becoming aware of (a) any adverse claim proceeding or litigation relating to the Charged Assets, including the imposition of any Security, or an attempt to impose any Security, or any execution proceedings, or of any application for the appointment of a receiver or any other officer of similar role, and shall immediately notify the party which imposed or attempted to impose such Security or issued such execution proceedings or application, of the Charges, and forthwith take, at the expense of the Chargor, all steps necessary for the prompt and final discharge or cancellation of such Security execution proceedings or appointment, as the case may be; and (b) any other development, event or circumstance of which it becomes aware which could be reasonably expected to materially and adversely affect the Charged Assets.

Nothing in this Section 5 shall derogate from any undertaking of the Chargor under any Finance Document or otherwise.

Share Charge (IC Power Singapore) (Exe)

6.	REPRESENTATIONS AND WARRANTIES

Without derogating from any representation or warranty of the Chargor under the Loan Agreement or otherwise, the Chargor represents and warrants to the Lender (which representations will be deemed to be repeated on each day until the release of the Charges in accordance with the terms hereof) as set out in this Clause 6, and acknowledges that the Lender is entering into this Deed in full reliance thereof.

6.1	Status

It is a company, duly incorporated and validly existing under the law of its jurisdiction of incorporation, and has the power to carry on its business as it is being conducted from time to time.

6.2	Capacity

It has the right, power, authority and capacity to execute and deliver this Deed, to consummate the transactions contemplated hereby and to perform its obligations under this Deed.

6.3	Authorisation and binding obligations

This Deed has been authorised by all necessary corporate action on its part, has been duly executed and delivered by it through its authorised officers, and it represents valid and binding obligations enforceable against it in accordance with its terms.

6.4	Consents

No consent, approval or authorisation of, exemption by, or filing with, any governmental or regulatory authority or any third party is required in connection with the execution, delivery and performance by the Chargor of this Deed and the consummation of the transactions contemplated herein, including the creation and perfection of the Charges save for (a) the making of the appropriate registrations of this Deed with the Accounting and Corporate Regulatory Authority of Singapore; and (b) the payment of stamp duty in the amount of S$500 payable in Singapore in respect of the stamping of this Deed, which shall be completed by the Chargor within the time periods prescribed by law.

6.5	Non-conflict

The Chargor’s entry into, and performance by it of this Deed does not and will not conflict with, or result in a violation of (i) its or the Company’s or any of its direct or indirect subsidiaries’ constitutional documents, (ii) any other agreement to which any of the above is a party, (iii) any order, judgment, award, injunction, decree, ordinance or regulation or any other restriction by which any of the above is bound, (iv) any authorisation or consent to which any of the above is subject; or (v) any applicable law.

6.6	No Winding-up

Neither the Chargor nor the Company or any of its direct or indirect subsidiaries has taken any corporate action, nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge) threatened against either of them, in any jurisdiction, for winding-up, dissolution, judicial management administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) or for the appointment of a liquidator, receiver, administrator, administrative receiver, judicial manager, compulsory manager, trustee or similar officer of either of them or of any or all of their assets or revenues.

Share Charge (IC Power Singapore) (Exe)

6.7	Title to Assets

The Chargor will be on and from the date of this Deed the sole legal and beneficial owner of the Charged Assets and no other person has any legal or beneficial interest (or any right to claim any such interest), and there is no competing or adverse right in the Charged Assets.

6.8	The Shares

The Shares are duly authorised, validly issued, fully paid, non-assessable and are free and clear of any Security (other than pursuant to the Charges), options, third party rights or any restrictions or limitations on transfer, other than as expressly set out in the articles of association of the Company.

6.9	Security

The provisions of this Deed are effective to create, in favour of the Lender a legal, valid and binding, not limited in amount, fixed charge which is not subject to any prior or other security and is not liable to be set aside on the insolvency of the Chargor, and an assignment by way of charge over the Charged Assets, first ranking, perfected and enforceable in accordance with the terms hereof.

6.10	Taxes

Full payment of all taxes levied against or with respect to the Charged Assets and/or the income accruing thereon under any applicable law has been made.

6.11	Solvency

Neither the Chargor nor the Company has, at the time of entry into of this Deed and the transfers herein, and would not at any time resulting from the performance or carrying out of obligations and entry into any of the transactions hereunder, have (a) entered into or initiated or has initiated against it any process for any scheme of arrangement or compromise, (b) initiated or has initiated against it any corporate voluntary arrangements or entered into any composition agreement with its creditors, (c) been in a position where it is or may be, unable, or where it has ceased to, pay its debts (including any contingent and prospective debts and liabilities whatsoever), or its assets are less than its debts and liabilities (including any contingent and prospective debts and liabilities whatsoever), (d) been declared insolvent, (e) commenced or been the subject of any winding-up procedure whatsoever, (f) requested or been subject to the appointment of, or any application being made for the appointment of, any receiver (including a receiver and manager), trustee, judicial manager, liquidator, statutory manager, scheme manager or administrator, sequestrator, administrative receiver, administrator or similar officer, (g) been in a position where it is otherwise insolvent or has become insolvent by reason of the entering into or completion of the transactions contemplated by the Finance Documents (the word “insolvent” having the meaning under Section 100(4) of the Bankruptcy Act, Chapter 20 of Singapore (the “Bankruptcy Act”)), (h) been unable to pay its debts or has become unable to pay its debts by reason of the entering into or the completion of the transactions contemplated by the Finance Documents (the phrase “being unable to pay its debts” being within the meaning of sections 254(1)(e) and 254(2) of the Companies Act, Chapter 50 of Singapore (the “Companies Act”)), or (i) been subject to any event similar to any of the above under the laws of any jurisdiction.

Share Charge (IC Power Singapore) (Exe)

6.12	Good faith

The Chargor and the Company in entering into, and carrying out, each transaction and transfer herein, did so, and will do so, on arms-length commercial terms, in good faith, for the purpose of carrying on the Chargor’s, or as the case may be, the Company’s business and there were reasonable grounds for believing the transaction(s) would benefit the Chargor, or as the case may be, the Company at the time the Chargor, or as the case may be, the Company entered into the transaction(s) and be reasonably be in the best interests of the Chargor, or as the case may be, the Company.

6.13	IC Power shares

The transfer of the Chargor’s entire shareholding interests in IC Power (the “IC Power Shares”) to the Company pursuant to the Share Transfer Agreement is:

(a)	for consideration reflective of market and did not involve any undervaluation by the Chargor, and

(b)	at a value, taking into account the fact that the IC Power Shares are subject to the existing Pledge Agreements and that the Company would be undertaking obligations in connection with the transfer of the IC Power Shares pursuant to Clause 2 of the Share Transfer Agreement, of no less than the sum of the aggregate subscription price of the New Shares (as defined in the Share Transfer Agreement) and the obligations undertaken in relation to the loans as stated in Clause 2.2(a) and Clause 2.2(b) of the Share Transfer Agreement.

6.14	Non-petition agreements

The Chargor shall not institute, or join any other person in instituting, against the Company or any of its assets, any winding-up, amalgamation, reconstruction, administration, judicial management, dissolution, liquidation, composition, merger, arrangement, scheme or consolidation or any analogous procedure or step, in any jurisdiction.]

7.	ENFORCEMENT

7.1	Power of Sale

The statutory power of sale, of appointing a receiver and the other statutory powers conferred on mortgagees by Section 24 of the Property Act as varied and extended by this Deed shall arise on the date of this Deed and may be exercised by the Lender free from the restrictions imposed by Section 25 of the Property Act.

7.2	Enforceability of Security

The Charges shall become immediately enforceable, and the power of sale and other powers conferred by Section 24 of the Property Act, to the extent applicable (as varied and extended by this Deed) and all the other powers conferred on the Lender by this Deed shall be immediately exercisable at any time upon the occurrence of an Event of Default.

7.3	Consolidation

Section 21 of the Property Act shall not apply to this Deed.

Share Charge (IC Power Singapore) (Exe)

7.4	Section 25 of the Property Act

Section 25 of the Property Act shall not apply to this Deed.

7.5	No Liability as mortgagee in possession

Nothing done by or on behalf of the Lender pursuant to this Deed shall render it liable to account as a mortgagee in possession for any sums other than actual receipts.

8.	APPOINTMENT AND RIGHTS OF RECEIVERS

8.1	Appointment of receivers

If:

(a)	requested by the Chargor;

(b)	any corporate action, legal proceedings or other procedure or step is taken in relation to the administration of the Chargor; or

(c)	at any time after the Charged Assets have become enforceable pursuant to Clause 7.2 (Enforceability of Security) above,

without any notice or further notice , the Lender may, by deed, or otherwise in writing signed by any officer or manager of the Lender or any person authorised for this purpose by the Lender, appoint one or more persons to be a Receiver. The Lender may similarly remove any Receiver and appoint any person instead of any Receiver. lf the Lender appoints more than one person as Receiver, the Lender may give those persons power to act either jointly or severally.

8.2	Scope of appointment

Any Receiver may be appointed Receiver of all of the Charged Assets or Receiver of a part of the Charged Assets specified in the appointment. In the latter case, the rights conferred on a Receiver as set out in Schedule 1 (Rights of Receivers) shall have effect as though every reference in that Schedule to any Charged Assets were a reference to the part of those assets so specified or any part of those assets.

8.3	Rights of Receivers

Any Receiver appointed pursuant to this Clause 8 shall have the rights, powers, privileges and immunities conferred by the Acts on receivers duly appointed under the Acts, and shall also have the rights set out in Schedule 1 (Rights of Receivers).

8.4	Agent of Chargor

Any Receiver shall be the agent of the Chargor for all purposes. The Chargor alone shall be responsible for the Receiver’s contracts, engagements, acts, omissions, defaults and losses and for liabilities incurred by the Receiver.

8.5	Remuneration

The Lender may determine the remuneration of any Receiver and direct payment of that remuneration out of moneys he receives as Receiver. The Chargor shall be liable for the remuneration and all other costs, losses, liabilities and expenses of the Receiver. In no event shall the Lender be responsible for the acts and omissions of the receiver or for the receiver’s remuneration.

Share Charge (IC Power Singapore) (Exe)

8.6	Use of Proceeds

Should the payment date of the Secured Obligations or any part thereof not yet have fallen due at the time of the sale of the Charged Assets, or the Secured Obligations be due to the Lender or the receiver on a contingent basis only, then the Lender or the receiver shall be entitled to recover out of the proceeds of the sale an amount sufficient to cover the Secured Obligations (or such part thereof) and the amount so recovered and yet to be appropriated to the discharge of the amounts due shall be charged to the Lender or the receiver as security for, and be held by the Lender or the receiver until the discharge in full of, the Secured Obligations.

9.	LENDER’S RIGHTS

9.1	Same rights as Receiver

Any rights conferred by any Finance Document upon a Receiver may be exercised by the Lender after the Charges become enforceable, whether or not the Lender shall have taken possession or appointed a Receiver of the Charged Assets.

9.2	Delegation

The Lender may at any time and from time to time delegate by power of attorney or in any other manner to any person or persons or fluctuating body of persons all or any of the powers, authorities and discretions which are for the time being exercisable by the Lender under this Deed in relation to the Charged Assets and any such delegation may be made upon such terms and conditions (including power to sub-delegate) and subject to such regulations as the Lender may think fit and the Lender shall not be in any way liable or responsible to the Chargor for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate or sub-delegate in the absence of gross negligence or willful misconduct of the Lender. Any third party referred to in this Clause 9.2 may enjoy the benefit or enforce the terms of this Clause in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

10.	ORDER OF DISTRIBUTIONS

10.1	Application of proceeds

All amounts received or recovered by the Lender or any Receiver or Delegate in the exercise of their rights under this Deed shall, subject to the rights of any creditors having priority, be applied in the order provided in Clause 10.2 (Order of distributions).

10.2	Order of distributions

The order referred to in Clause 10.1 (Application of proceeds) is:

(a)	in or towards the payment of all costs, losses, liabilities and expenses incurred by the Lender in enforcement of the Security created pursuant to this Deed, including costs, losses, liabilities and expenses of and incidental to the appointment of any Receiver or Delegate and the exercise of any of his rights, including his remuneration and all outgoings paid by him;

Share Charge (IC Power Singapore) (Exe)

(b)	in or towards the payment of the Secured Obligations; and

(c)	in payment of any surplus to the Chargor or other person entitled to it.

11.	LIABILITY OF LENDER, RECEIVERS AND DELEGATES

11.1	Possession

lf the Lender, any Receiver or any Delegate takes possession of the Charged Assets, it may at any time relinquish possession.

11.2	Lender’s Liability

Neither the Lender nor any Receiver or Delegate shall (either by reason of taking possession of the Charged Assets or for any other reason and whether as mortgagee in possession or otherwise) be liable to the Chargor or any other person for any costs, losses, liabilities or expenses relating to the realisation of any Charged Assets or from any act, default, omission or misconduct of the Lender, any Receiver or Delegate or their respective officers, employees or agents in relation to the Charged Assets or in connection with the Finance Documents except to the extent caused by its or his own gross negligence or wilful misconduct. Any third party referred to in this Clause 11 may enjoy the benefit or enforce the terms of this Clause in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

12.	POWER OF ATTORNEY

12.1	Appointment

The Chargor hereby irrevocably, for a period of 12 years from the date hereof but not to exceed the period during which the Security contemplated by this Deed is in effect, appoints the Lender as its true and lawful attorney, with full power of substitution, in respect of this Deed, to act in the Chargor’s name and at the Chargor’s expense in order to do any such act, including, without limitation, to sign in the name of the Chargor any and all documents, as may in the sole discretion of the Lender be necessary in order to secure the rights of the Lender against third parties in respect of the Security contemplated by this Deed pursuant to the terms hereof (including as set forth in Clause 3.4 above). In addition to, and without derogating from the foregoing, the Chargor hereby irrevocably appoints the Lender as its true and lawful attorney, with full power of substitution, to participate and vote in the Chargor’s name and on its behalf in all general meetings of the Company, whether by way of written resolution or by way of meeting, so long as an Event of Default is continuing, or as otherwise set forth in the Loan Agreement.

12.2	Ratification

The Chargor ratifies and confirms and agrees to ratify and confirm whatever any such attorney shall do in the exercise or purported exercise of the power of attorney granted by it in Clause 12.1 (Appointment). Any third party referred to in this Clause 12.2 may enjoy the benefit or enforce the terms of this Clause in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

Share Charge (IC Power Singapore) (Exe)

13.	PROTECTION OF THIRD PARTIES

13.1	No Duty to Enquire

No person dealing with the Lender, any Receiver or any Delegate shall be concerned to enquire:

(a)	whether the rights conferred by or pursuant to any Finance Document are exercisable;

(b)	whether any consents, regulations, restrictions or directions relating to such rights have been obtained or complied with;

(c)	otherwise as to the propriety or regularity of acts purporting or intended to be in exercise of any such rights (including whether or not any delegation shall have lapsed for any reason or has been revoked); or

(d)	as to the application of any money borrowed or raised.

13.2	Protection to Purchasers

Upon any sale or disposal of the Charged Assets or any part thereof which the Lender, any Receiver or any Delegate shall make or purport to make under the provisions of this Deed, a statement in writing from the Lender, any Receiver or any Delegate that the security created by the Deed has become enforceable and that the power of sale has become exercisable shall be conclusive evidence of the fact in favour of any purchaser or other person to whom any of the Charged Assets may be transferred and such purchaser or other person will take the same free of any rights of the Chargor.

The Chargor undertakes to indemnify the Lender, each Receiver and each Delegate against any claim which may be made against the Lender, that Receiver or that Delegate by such purchaser or any other person by reason of any defect in its title to the Charged Assets. Any Receiver or Delegate referred to in this Clause 13 may enjoy the benefit or enforce the terms of this Clause 13 in accordance with the provisions of the Contracts (Rights of Third Parties)

Act, Chapter 53B of Singapore.

14.	SAVING PROVISIONS

14.1	Continuing Security

Subject to Clause 15 (Discharge of Security), the Charges are continuing Security and will extend to the ultimate balance of the Secured Obligations regardless of any intermediate payment or discharge in whole or in part.

14.2	Reinstatement

lf any payment by the Chargor or any discharge given by the Lender (whether in respect of the obligations of the Chargor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of the Chargor and the Charges shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	the Lender shall be entitled to recover the value or amount of that security or payment from the Chargor, as if the payment, discharge, avoidance or reduction had not occurred.

Share Charge (IC Power Singapore) (Exe)

14.3	Waiver of Defences

Neither the obligations of the Chargor under this Deed nor the Charges will be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under any Finance Document or any of the Charges (without limitation and whether or not known to it or the Lender) including:

(a)	any time, indulgence, waiver or consent granted to, or composition with, the Chargor or other person;

(b)	the release of the Chargor or any other person under the terms of any composition or arrangement with any creditor of the Chargor or such other person;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Chargor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Chargor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under the Loan Agreement or other Finance Document;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(g)	any insolvency or similar proceedings;

(h)	any Finance Document or any other document not being executed by or binding against any other person; or

(i)	any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any other person under any Finance Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order.

14.4	Immediate Recourse

The Chargor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or Security or claim payment from any person before claiming from the Chargor under this Deed. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

Share Charge (IC Power Singapore) (Exe)

14.5	Appropriations

Until all the Secured Obligations have been irrevocably paid in full and all facilities which might give rise to Secured Obligations have terminated, the Lender (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, Security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Chargor shall not be entitled to the benefit of the same; and

(b)	hold in a suspense account (interest-bearing, if applicable) any moneys received from the Chargor or on account of the Chargor’s liability under this Deed, and in particular, if any part of the Secured Obligations are not then finally determined to be actually due and payable, any amount received from the Chargor and yet to be appropriated towards the discharge of the amounts due hereunder may be held in such suspense account by the Lender (or any trustee or agent on its behalf) until the discharge in full of, the Secured Obligations.

Provided that the Lender (or any trustee or agent on its behalf) may only exercise such rights or powers if any moneys received from the Chargor for the full payment of the Secured Obligations then due and payable is insufficient to discharge such Secured Obligations.

14.6	Deferral of Chargor’s Rights

Until all the Secured Obligations have been irrevocably paid in full and all facilities which might give rise to Secured Obligations have terminated and unless the Lender otherwise directs, the Chargor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Deed:

(a)	to be indemnified by the Company;

(b)	to claim any contribution from any other provider of Security or any guarantor of the Company’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender;

(d)	to bring legal or other proceedings for an order requiring the Company to make any payment, or perform any obligation, in respect of which the Chargor had given a guarantee, an undertaking or indemnity;

(e)	to exercise any right of set-off against the Company; and/or

(f)	to claim or prove as a creditor of the Company in competition with the Lender.

lf the Chargor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Company under or in connection with the Finance Documents to be repaid in full on trust for the Lender and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with Clause 10 (Order of distributions).

Share Charge (IC Power Singapore) (Exe)

14.7	Additional Security

The Charges are in addition to and are not in any way prejudiced by any other guarantees or Security now or subsequently held by the Lender.

15.	DISCHARGE OF SECURITY

15.1	Final Redemption

Subject to Clause 15.2 (Retention of Security), Clause 15.3 (Discharge) and without prejudice to paragraph (b) of Clause 21.2 (the Chargor), if the Lender is satisfied that all the Secured Obligations have been irrevocably paid in full and that all facilities or other obligations or liabilities which might give rise to Secured Obligations have terminated or discharged, the Lender shall at the request and cost of the Chargor release, reassign or discharge (as appropriate) the Charged Assets from the Charges and effect a complete revocation of the power of attorney contained herein.

15.2	Retention of Security

lf any amount paid or credited to the Lender under any Finance Document is capable of being avoided or otherwise set aside, that amount shall not be considered to have been paid for the purposes of determining whether all the Secured Obligations have been irrevocably paid.

15.3	Discharge

Following the consummation of an IPO (as the term is defined in the Loan Agreement and in accordance with its terms), and subject to the provisions of Section 7.3.6 of the Loan Agreement (including any conditions specified thereunder), the Lender shall, within 3 (three) Business Days of the written request by, and at the expense of, the Chargor, release and discharge the Charges on or over all or any part of the Charged Assets and effect a complete revocation of the power of attorney contained herein.

16.	EXPENSES

16.1 Expenses

The Chargor shall from time to time on demand of the Lender, the Receiver or any Delegate, reimburse the Lender, the Receiver or any Delegate for all reasonable out-of-pocket fees, costs and expenses (including legal fees) and all applicable goods and services tax thereon incurred by the Lender in the preparation, execution, administration and enforcement of this Deed and the transactions herein contemplated. In the event not paid upon first demand, such amount shall be paid by the Chargor together with interest at rate of 3% per annum from the date on which a demand therefor was first made until the date of actual payment. All the above costs, expenses and liabilities together with interest thereon shall constitute part of the Secured Obligations.

16.2	Stamp taxes

The Chargor shall on demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, stamp duty land tax, registration and other similar Taxes payable in respect of this Deed.

Share Charge (IC Power Singapore) (Exe)

17.	PAYMENTS

17.1	Demands

Any demand for payment made by the Lender shall be valid and effective even if it contains no statement of the relevant Secured Obligations or an inaccurate or incomplete statement of them.

17.2	Payments

All payments by the Chargor under this Deed (including damages for its breach) shall be made in the US Dollars and to such account, with such financial institution and in such other manner as the Lender may direct.

17.3	Continuation of Accounts

At any time after:

(a)	the receipt by the Lender of notice (either actual or otherwise) of any subsequent Security affecting the Charged Assets of the Chargor; or

(b)	the presentation of a petition or the passing of a resolution in relation to the winding-up of the Chargor,

the Lender may open a new account in the name of the Chargor with the Lender (whether or not it permits any existing account to continue). lf the Lender does not open such a new account, it shall nevertheless be treated as if it had done so when the relevant event occurred. No moneys paid into any account, whether new or continuing, after that event shall discharge or reduce the amount recoverable pursuant to any Finance Document to which the Chargor is party.

18.	MISCELLANEOUS INDEMNITIES

18.1	Indemnities separate

Each indemnity in each Finance Document shall:

(a)	constitute a separate and independent obligation from the other obligations in that or any other Finance Document;

(b)	give rise to a separate and independent cause of action;

(c)	apply irrespective of any indulgence granted by the Lender;

(d)	continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any Liability or any other judgment or order; and

(e)	apply whether or not any claim under it relates to any matter disclosed by the Chargor or otherwise known to the Lender.

Share Charge (IC Power Singapore) (Exe)

18.2	Other Indemnities

(a)	The Lender, every Receiver and every Delegate shall be indemnified by the Chargor from and against all actions, losses, claims, proceedings, demands, liabilities and reasonable out-of-pocket fees, costs and expenses which may be suffered by the Lender, any Receiver or any Delegate (i) by reason of any failure of the Chargor to perform any of its obligations under this Deed or (ii) (except to the extent caused by the gross negligence or willful default of the Lender, such Receiver or such Delegate) in or by reason of the execution or purported execution of any of the rights, powers, remedies, authorities or discretions vested in, or the carrying out of any act or matter by, the Lender, any Receiver or any Delegate under or pursuant to this Deed or as it may consider to be necessary for the preservation of the Charged Assets; or (iii) due to any payment in respect of the Secured Obligations made by the Chargor being void for any reason whatsoever.

(b)	lf the Lender sees fit to implement its rights hereunder or if the Lender makes any payment under or in connection with any of the Charged Assets all moneys so reasonably expended by the Lender for the purposes aforesaid shall be as soon as reasonably practicable repaid by the Chargor to the Lender upon demand together with interest thereon at the rate of 3% per annum for the period beginning on the date of such payment by the Lender and ending on the date on which the Chargor has repaid such amount in full.

19.	RIGHTS, AMENDMENTS, WAIVERS AND DETERMINATIONS

19.1	Ambiguity

The powers and protections conferred by this Deed in relation to the Charged Assets or any part thereof on the Lender shall be in addition to and not in substitution for the powers and protections conferred on mortgagees or chargees under the Property Act, which shall apply to the Charges except in so far as they are expressly or impliedly excluded. Where there is any ambiguity or conflict between the rights conferred by law or contained in the Property Act and those conferred by or pursuant to any Finance Document, the terms of that Finance Document shall prevail.

19.2	Exercise of rights

No failure to exercise, nor any delay in exercising, on the part of the Lender, Receiver or Delegate, any right or remedy under any Finance Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

19.3	Amendments and waivers

Any term of this Deed may be amended or waived only with the written consent of the Lender and the Chargor and any such amendment or waiver will be binding on both Parties.

19.4	Determinations

Any certification or determination by or certificate of the Lender or any Receiver or Delegate under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

19.5	Separate and Independent Obligations

The Security created by the Chargor by or in connection with any Finance Document is separate from and independent of the Security created or intended to be created by any other person by or in connection with any Finance Document.

Share Charge (IC Power Singapore) (Exe)

20.	PARTIAL INVALIDITY

lf, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

21.	BENEFIT OF SECURITY

21.1	Benefit and Burden

This Deed shall be binding upon and enure to the benefit of the Parties, their assignees and their successors. Any reference in this Deed to any party shall be construed accordingly.

21.2	The Chargor

(a)	Subject to paragraph (b) of this Clause, the Chargor shall not (nor shall it purport to) assign, transfer, charge or otherwise deal with all or any of its rights under this Deed nor grant, declare or dispose of any right or interest in it without the prior written consent of the Lender.

(b)	The Chargor may transfer by novation its obligations under this Deed to such party (“Transferee”) if the Chargor has assigned its obligations under the Loan Agreement, in accordance with the provisions of the Loan Agreement and the Lender shall upon the written request by, and at the expense of the Chargor, release and discharge the Charges over all of the Charged Assets in exchange for the Transferee executing a security over shares agreement on terms similar to this Deed (only with the necessary modifications which are agreed to between the Transferee and the Lender as being necessary for the legaility, validity or enforceability of the Security).

21.3	The Lender

The Lender may assign all or part of its rights under this Deed or transfer all or part of its obligations under this Deed (despite any amalgamation or merger however effected relating to the Lender) to any party in accordance with the provisions of Section 9.5 of the Loan Agreement without the consent of the Chargor. Any such assignee or transferee shall be entitled to the full benefit of this Deed to the same extent as if it were an original party in respect of the rights or obligations assigned or transferred to it.

22.	NOTICES

Communications under this Deed shall be made in accordance with Section 9.9 (Notices) of the Loan Agreement.

23.	COUNTERPARTS

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

Share Charge (IC Power Singapore) (Exe)

24.	GOVERNING LAW

This Deed shall be governed by Singapore law.

25.	SET-OFF AND OTHER RIGHTS

All payments required to be made by the Chargor under this Agreement shall be calculated without reference to any set-off or counterclaim, and shall be made free and clear of, and without any deduction for, or on account of, any set-off or counterclaim.

26.	ENFORCEMENT

26.1	Jurisdiction of Singapore courts

The courts of Singapore have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute relating to the existence, validity or termination of this Deed or any non-contractual obligation arising out of or in connection with this Deed) (a “Dispute”).

26.2	Venue

(a)	The Parties agree that the courts of Singapore are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(b)	This Clause 25 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

Share Charge (IC Power Singapore) (Exe)

SCHEDULE 1

RIGHTS OF RECEIVER

Any Receiver appointed pursuant to Clause 8 (Appointment and rights of Receivers) shall have the right, either in its own name or in the name of the Chargor or otherwise and in such manner and on such terms and conditions as the Receiver thinks fit, and either alone or jointly with any other person:

1.	Enter into possession

to take possession of, get in and collect the Charged Assets and to require payment to it of all Dividends;

2.	Deal with Charged Assets

to sell, transfer, assign, exchange, lend or otherwise dispose of or realise the Charged Assets to any person either by public offer or auction, tender or private contract and for a consideration of any kind (which may be payable or delivered in one amount or by instalments spread over a period or deferred);

3.	Borrow money

to borrow or raise money either unsecured or on the security of the Charged Assets (either in priority to the Charges or otherwise);

4.	Claims

to settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the Chargor or relating to the Charged Assets;

5.	Legal actions

to bring, prosecute, enforce, defend and abandon actions, suits and proceedings in relation to the Charged Assets or any business of the Chargor;

6.	Redemption of Security

to redeem any Security (whether or not having priority to the Charges) over the Charged Assets and to settle the accounts of any person with an interest in the Charged Assets;

7.	Rights of ownership

to exercise and do (or permit the Chargor or any nominee of it to exercise and do) all such rights and things as the Lender would be capable of exercising or doing if it were the absolute beneficial owner of the Charged Assets; and

8.	Other powers

to do anything else it may think fit for the realisation of the Charged Assets or incidental to the exercise of any of the rights conferred on the Receiver under or by virtue of any Finance Document to which the Chargor is party or the Property Act.

Share Charge (IC Power Singapore) (Exe)

SCHEDULE 2

SHARES

369,145 ordinary shares in the Company

as evidenced by Share Certificate number(s)             2

Share Charge (IC Power Singapore) (Exe)

IN WITNESS WHEREOF this Deed has been executed by the parties hereto.

The Chargor

The Common Seal of KENON HOLDINGS LTD. was affixed hereto in the presence of:	) ) ) )

/s/ Cyril Ducau
Cyril Ducau
Director

/s/ Kenneth Gilbert Cambie
Kenneth Gilbert Cambie Director

Share Charge (IC Power Singapore) (Exe)

The Lender

The Common Seal of ISRAEL CORPORATION LTD. was affixed hereto in the presence of:	) ) ) )

/s/ Maya Alchen Kaplan
Adv. Maya Alchen Kaplan, Director Executive V. P., General Counsel and Company Secretary

/s/ Mr. Sagi Kabla
Mr. Sagi Kabla, CFO
Secretary / Authorised Signatory

Share Charge (IC Power Singapore) (Exe)